Exhibit 99.2
Fastly Announces First Quarter 2021 Financial Results

SAN FRANCISCO (May 5, 2021) — Fastly, Inc. (NYSE: FSLY), provider of an edge cloud platform, today posted its financial results for the first quarter 2021 in its shareholder letter on the Investor Relations section of its website at https://investors.fastly.com.

“We had another outstanding quarter, delivering revenue of nearly $85 million, up 35% year-over-year,” said Joshua Bixby, CEO of Fastly. “We are observing that many of the trends that emerged last year appear to have become permanent, even as the world begins to reopen. Fastly is uniquely positioned to serve companies as they adjust to this new reality, by seamlessly combining delivery, edge computing, and security. We are more confident than ever in our ability to deliver on our edge cloud mission and will continue investing in it to position our company for future growth.”

Fastly management will host a live Q&A session today at 2:00 p.m. PT / 5:00 p.m. ET to discuss financial results and outlook.

Fastly First Quarter 2021 Q&A Session
When: Wednesday, May 5, 2021
Time: 2:00 p.m. PT / 5:00 pm ET
Conference ID: 2979196
Live Call: (833) 968-2077 (US/Canada) or (236) 714-2139 (International)
Webcast: https://investors.fastly.com

The webcast will be archived on the investor relations site following the call.

About Fastly
Fastly helps people stay better connected with the things they love. Fastly’s edge cloud platform enables customers to create great digital experiences quickly, securely, and reliably by processing, serving, and securing our customers’ applications as close to their end-users as possible — at the edge of the internet. Fastly’s platform is designed to take advantage of the modern internet, to be programmable, and to support agile software development with unmatched visibility and minimal latency, empowering developers to innovate with both performance and security. Fastly’s customers include many of the world’s most prominent companies, including Pinterest, The New York Times, and GitHub.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, the demand for our platform, our ability to meet the demand for our platform by seamlessly combining delivery, edge computing, and security, and our ability to invest in our platform for future growth. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (SEC), including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Source: Fastly, Inc.

Investor Contact:
ir@fastly.com

Media Contact:
press@fastly.com